Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2019	Quarter Ended June 30, 2018
Diluted earnings per share	$0.94	$0.85
Net Income	$2,586,000	$2,324,000
Return on average common equity	12.91%	12.94%
Return on average assets	1.39%	1.30%

Millersburg, Ohio – July 23, 2019 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced second quarter 2019 net income of $2,586,000, or $.94 per basic and diluted share, as compared to $2,324,000, or $.85 per basic and diluted share, for the same period in 2018. Income before federal income tax amounted to $3,199,000, an increase of 11% over the same quarter in the prior year. For the six month period ended June 30, 2019 net income totaled $5,126,000 compared to $4,488,000 for the same period last year, an increase of 14%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 12.91% and 1.39%, respectively, compared with 12.94% and 1.30% for the second quarter of 2018.

Eddie Steiner, President and CEO stated, “We are pleased to report solid mid-year earnings with increases over the prior year. Business loan growth has been at a slower pace for most of 2019, particularly with lower usage needs for operating lines of credit, while home and consumer lending demand has increased as fixed rates on mortgage loans drifted lower and home construction season moved into full swing.”

Net interest income and noninterest income, on a fully-taxable equivalent basis, totaled $8.4 million during the quarter, a 7% increase from the prior-year second quarter. Net interest income increased $419 thousand, or 6%, in the second quarter of 2019 compared to the same period in 2018.

Loan interest income including fees increased $670 thousand during second quarter 2019 as compared to the same quarter in 2018, an increase of 10%. Average total loan balances during the current quarter were $13 million higher than the year ago quarter, an increase of 2%. Loan yields for second quarter 2019 averaged 5.26%, an increase of 37 basis points from the 2018 second quarter average of 4.89%.

The net interest margin was 4.08% compared to 3.98% for second quarter 2018. The tax equivalency effect on the margin dropped to 0.02% from 0.03% a result of the reduction in tax exempt loans and securities in 2019.

Noninterest income increased 12%, compared to second quarter of 2018, driven by growth in debit card fee income, increases in bank owned life insurance values, gain on sale of loans, and service charges on deposit accounts.

Noninterest expense increased 6% from second quarter 2018. Salary and employee benefit costs increased $197 thousand, or 7%, compared to the prior year quarter, as a result of higher wage and 401k retirement expenses. Professional and director’s fees increased by $69 thousand, or 29%, reflecting higher technology investment to further improve network infrastructure in support of company growth. Marketing and public relations increased by $20 thousand, or 17%, reflecting timing of certain electronic and billboard promotional efforts and the opening of a new banking center. The Company’s second quarter efficiency ratio was 58.0% as compared to 58.4% for the same quarter in the prior year.

Federal income tax expense totaled $613 thousand in second quarter 2019, as compared to $553 thousand tax expense for the same quarter in 2018. The effective tax rate was 19% in both periods.

Average total assets during the quarter amounted to $746 million, an increase of $30 million, or 4%, above the same quarter of the prior year. Average loan balances of $548 million increased $13 million, or 2%, from the prior year second quarter while average securities balances of $111 million decreased $8 million, or 7%, as compared to second quarter 2018.

Average commercial loan balances for the quarter, including commercial real estate, decreased $1 million, or less than 1%, from prior year levels. Average residential mortgage balances including home equity lines of credit increased $12 million, or 7%, over the prior year’s quarter. Average consumer credit balances increased $2 million, or 12%, versus the same quarter of the prior year.

Nonperforming assets increased $156 thousand from June 30, 2018 to $4.6 million, or 0.83%, of total loans plus other real estate at June 30, 2019. The increase in nonperforming assets reflects the second quarter 2019 impairment of a commercial facility in liquidation, partially offset by various commercial loans exiting through liquidation. At June 30, 2019, approximately $1.0 million of the non-performing loan total is guaranteed by either USDA or the SBA. Delinquent loan balances as of June 30, 2019 declined to 1.03% of total loans as compared to 1.06% at June 30, 2018.

Net loan losses recognized during second quarter 2019 were $35 thousand, or 0.03% annualized, compared to second quarter 2018 net loan losses of $39 thousand. The allowance for loan losses amounted to 1.19% of total loans at June 30, 2019 as compared to 1.11% at June 30, 2018.

Average deposit balances grew on a year over year comparison by $28 million, or 5%, partially on the strength of customer response to higher rates paid on insured deposits. For the second quarter 2019, the average cost of deposits amounted to 0.60%, as compared to 0.38% for the second quarter 2018. During the second quarter 2019, increases in average deposit balances over the prior year quarter included non-interest bearing demand accounts of $7 million and interest-bearing transaction accounts of $14 million, and time deposits of $7 million. The average balance of securities sold under repurchase agreement during the second quarter of 2019 decreased by $5 million, or 12%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $81.0 million on June 30, 2019 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 10.3% on June 30, 2019 and 9.4% on June 30, 2018. The Company declared a second quarter dividend of $0.26 per share, a $.02 per share increase over second quarter 2018, producing an annualized yield of 2.6% based on the June 30, 2019 closing price of $40.45.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $750 million as of June 30, 2019. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fifteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2019	2019	2018	2018	2018	2019	2018
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months
Net interest income FTE (a)	$7,111	$7,049	$6,934	$6,847	$6,697	14,160	$13,133
Provision for loan losses	285	285	344	324	324	570	648
Other income	1,313	1,224	1,270	1,175	1,168	2,537	2,313
Other expenses	4,900	4,791	4,725	4,638	4,619	9,691	9,156
FTE adjustment (a)	40	38	24	46	45	78	92
Net income	2,586	2,540	2,492	2,432	2,324	5,126	4,488
Diluted earnings per share	0.94	0.93	0.91	0.88	0.85	1.87	1.64

PERFORMANCE RATIOS
Return on average assets (ROA)	1.39%	1.41%	1.36%	1.34%	1.30%	1.40%	1.28%
Return on average common equity (ROE)	12.91%	13.20%	13.20%	13.07%	12.94%	13.05%	12.64%
Net interest margin FTE (a)	4.08%	4.16%	4.01%	4.00%	3.98%	4.12%	3.97%
Efficiency ratio	57.96%	57.72%	57.26%	57.45%	58.41%	57.86%	58.97%
Number of full-time equivalent employees	174	174	170	174	174

MARKET DATA
Book value/common share	$29.70	$28.80	$27.91	$26.94	$26.47
Period-end common share mkt value	40.45	38.75	38.50	40.57	39.00
Market as a % of book	136.20%	134.55%	137.94%	150.59%	147.34%
Price-to-earnings ratio	11.05	10.85	11.22	12.80	13.13
Cash dividends/common share	$0.26	$0.26	$0.26	$0.24	$0.24	0.52	$0.48
Common stock dividend payout ratio	27.66%	27.96%	28.57%	27.27%	28.24%	27.81%	29.27%
Average basic common shares	2,742,350	2,742,242	2,742,242	2,742,242	2,742,242	2,742,296	2,742,242
Average diluted common shares	2,742,350	2,742,242	2,742,242	2,742,242	2,742,242	2,742,296	2,742,242
Period end common shares outstanding	2,742,350	2,742,242	2,742,242	2,742,242	2,742,242
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$110,928	$106,262	$105,576	$111,253	$106,947

ASSET QUALITY
Gross charge-offs	$54	$70	$691	$43	$45	124	$348
Net (recoveries) charge-offs	35	(95)	641	38	39	(60)	334
Allowance for loan losses	6,537	6,287	5,907	6,204	5,918
Nonperforming assets (NPAs)	4,555	3,302	3,428	5,341	4,399
Net charge-off (recovery) /average loans ratio	0.03%	(0.07)%	0.47%	0.03%	0.03%	(0.02)%	0.13%
Allowance for loan losses/period-end loans	1.19	1.15	1.08	1.16	1.11
NPAs/loans and other real estate	0.83	0.60	0.62	1.00	0.82
Allowance for loan losses/nonperforming loans	146.70	197.23	177.45	116.16	134.52

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.28%	10.15%	9.86%	9.77%	9.41%
Average equity to assets	10.77	10.69	10.29	10.25	10.06
Average equity to loans	14.66	14.18	13.83	13.72	13.47
Average loans to deposits	88.73	91.16	89.88	90.80	90.77

AVERAGE BALANCES
Assets	$745,658	$730,181	$727,962	$720,372	$715,902	$738,002	$708,198
Earning assets	699,229	687,515	686,807	679,281	674,699	693,404	667,777
Loans	547,981	550,483	541,482	538,182	534,852	549,225	531,107
Deposits	617,558	603,839	602,434	592,738	589,211	610,736	581,576
Shareholders’ equity	80,338	78,038	74,900	73,844	72,039	79,194	71,608

ENDING BALANCES
Assets	$750,252	$734,845	$731,722	$710,815	$723,299
Earning assets	704,738	688,792	682,345	668,468	681,200
Loans	550,612	548,220	548,974	535,424	535,427
Deposits	623,328	607,342	606,498	587,531	595,073
Shareholders’ equity	81,458	78,967	76,536	73,877	72,578

NOTES:

(a) – Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30,	June 30,
(Dollars in thousands, except per share data)	2019	2018
ASSETS
Cash and cash equivalents
Cash and due from banks	$15,214	$14,956
Interest-earning deposits in other banks	42,063	28,275

Total cash and cash equivalents	57,277	43,231
Securities
Available-for-sale, at fair-value	86,297	90,808
Held-to-maturity	19,657	21,882
Equity securities	87	94
Restricted stock, at cost	4,614	4,614

Total securities	110,655	117,398
Loans held for sale	409	100
Loans	550,612	535,427
Less allowance for loan losses	6,537	5,918

Net loans	544,075	529,509
Premises and equipment, net	11,638	9,563
Goodwill and core deposit intangible	4,863	4,945
Bank owned life insurance	16,760	13,384
Accrued interest receivable and other assets	4,575	5,169

TOTAL ASSETS	$750,252	$723,299

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$180,766	$178,343
Interest-bearing	442,562	416,730

Total deposits	623,328	595,073
Short-term borrowings	35,474	44,155
Other borrowings	6,576	8,827
Accrued interest payable and other liabilities	3,416	2,666

Total liabilities	668,794	650,721

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2019 and 2018	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	57,988	50,736
Treasury stock at cost—238,252 shares in 2019 and 238,360 in 2018	(4,780)	(4,784)
Accumulated other comprehensive loss	(194)	(1,818)

Total shareholders’ equity	81,458	72,578

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$750,252	$723,299

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Quarter ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Interest and dividend income:
Loans, including fees	$7,185	$6,515	$14,257	$12,654
Taxable securities	584	594	1,171	1,197
Nontaxable securities	134	152	268	313
Other	218	83	393	129

Total interest and dividend income	8,121	7,344	16,089	14,293

Interest expense:
Deposits	921	560	1,746	1,014
Other	129	132	261	238

Total interest expense	1,050	692	2,007	1,252

Net interest income	7,071	6,652	14,082	13,041
Provision for loan losses	285	324	570	648

Net interest income after provision for loan losses	6,786	6,328	13,512	12,393

Noninterest income
Service charges on deposits accounts	313	300	605	584
Trust services	212	217	436	436
Debit card interchange fees	369	323	716	636
Gain on sale of loans	76	60	155	137
Market value change in equity securities	(2)	—	4	4
Other	345	268	621	516

Total noninterest income	1,313	1,168	2,537	2,313

Noninterest expenses
Salaries and employee benefits	2,915	2,718	5,757	5,355
Occupancy expense	205	214	409	434
Equipment expense	143	160	280	316
Professional and director fees	308	239	647	551
Software expense	232	221	450	434
Marketing and public relations	139	119	256	239
Debit card expense	132	126	259	242
Other expenses	826	822	1,633	1,585

Total noninterest expenses	4,900	4,619	9,691	9,156

Income before income tax	3,199	2,877	6,358	5,550
Federal income tax provision	613	553	1,232	1,062

Net income	$2,586	$2,324	$5,126	$4,488

Net income per share:
Basic	$0.94	$0.85	$1.87	$1.64

Diluted	$0.94	$0.85	$1.87	$1.64